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                                         Exhibit 23



                        Consent of Independent Auditors

We consent to the incorporation by reference in the Form 8-K, dated January 4, 1999, of our report dated October 24, 1997, relating to the consolidated statements of financial condition of Pulse Bancorp, Inc. and subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, which report is included in the September 30, 1997 Annual Report on Form 10-K of Pulse Bancorp, Inc., incorporated by reference in the Form 8-K.

                              /s/  KPMG LLP

Short Hills, New Jersey
January 4, 1999